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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors and Stockholders
Wave Systems Corp.:

        We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus and registration statement.

        Our report dated March 31, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Boston, Massachusetts
August 19, 2003

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Independent Auditors' Consent